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                             MUNDER @VANTAGE FUND
                          FORM OF SERVICING AGREEMENT

To:  [Soliciting Dealer]

     We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares ("Shares") of the Munder @Vantage Fund (the "Fund") offered by us.

     The terms and conditions of this Agreement are as follows:

     1. You agree to provide the following support services to Clients who may from time to time beneficially own Shares(1): (i) establishing and maintaining accounts and records relating to Clients that invest in Shares; (ii) processing dividend and distribution payments from the Fund on behalf of Clients; (iii) providing information periodically to clients showing their positions in Shares and integrating such statements with those of other transactions and balances in Client's other accounts serviced by you; (iv) arranging for bank wires; (v) responding to Client inquiries relating to the services performed by you; (vi) responding to routine inquiries from Clients concerning their investments in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements, and repurchase offer, dividend, distribution and tax notices) to Clients; (ix) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (x) assisting Clients in changing dividend options, account designations and addresses; (xi) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (xii) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

     Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Clients.

     Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectus and statement of additional information, annual report and semi-annual report for Shares, copies of which will supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.
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     Section 4.  For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of shareholders. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of 0.50 of 1% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you provide services hereunder (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares involved for purposes of purchases and redemptions. By your written acceptance of this Agreement, you agree to and do waive such portion of any fee payable to you hereunder to the extent necessary to assure that such fee and other expenses required to be accrued hereunder on any day that the Fund declares its net investment income as a dividend to shareholders on a daily basis does not exceed the income to be accrued by us to such Shares on that day. The fee rate stated above may be prospectively increased or decreased by us or the Fund without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients.

     Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to the our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

     Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

     Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you in connection with the investment of your Clients' assets in Shares, will be disclosed by you to your Clients, will be authorized by your Clients and will not be excessive; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares; and (iii) in the event an issue pertaining to our Service Plan is submitted for shareholder approval, you will vote any shares held for your own account in the same proportion as the vote of those shares held for your Client's accounts.
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     Section 9.  This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until August 1, 2001, and thereafter will continue automatically for successive annual period provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares, without penalty, at any time by the Fund (which termination may be by vote of a majority of the Disinterested Trustees as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares) or by us or you upon reasonable notice to the other party hereto.

     Section 10. All notices and other communications to either you or us will by duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

     Section 11. This Agreement will be construed in accordance with the laws of the State of Michigan, unless superseded by federal law. This agreement is non-assignable by the parties hereto.

     Section 12. This Agreement has been approved by vote of a majority of (I) the Fund's Board of Trustees and (ii) those Trustees of the Fund who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the distribution and Service Plan adopted by the Fund regarding the provision of distribution and support services in connection with the Shares or in any agreement related thereto cast in person at a meeting called for the purpose of voting of such approval ("Disinterested Trustees").

     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o State Street Bank and Trust Company, 2 Avenue de Lafayette, Boston, Massachusetts 02111.

                                    Very truly yours,


                                    MUNDER @VANTAGE FUND

Date:                               By:
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                                       Accepted and Agreed to:

                                       [                         ]
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Date:                               By:
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                                          (Authorized Officer)

Address of Soliciting Dealer:
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